EXHIBIT 10.43

                           SCOPE OF BUSINESS AGREEMENT

         This SCOPE OF BUSINESS AGREEMENT (the "Agreement") is entered into as of May 22, 1996 between Chevron Corporation, a Delaware corporation ("Chevron), and Midstream Combination Corp., a Delaware corporation ("Newco").

         WHEREAS, Newco intends to enter into a Combination Agreement and Plan of Merger with NGC Corporation, a Delaware corporation ("NGC"), and Chevron U.S.A. Inc., a Pennsylvania corporation ("CUSA"), providing, among other things, for the merger of NGC with and into Newco (the "Merger"); and

         WHEREAS, immediately prior to the Merger, CUSA, Chevron Pipe Line Company, a Delaware corporation, and Chevron Chemical Company, a Delaware corporation (collectively the "Contributing Parties") will have entered into a Contribution and Assumption Agreement with Newco pursuant to which, among other things, the Contributing Parties will have contributed certain businesses to Newco; and

         WHEREAS, the Contributing Parties are each members of a group of companies consisting of Chevron and its direct and indirect wholly owned subsidiaries (collectively the "Chevron Group"); and

         WHEREAS, Chevron and Texaco Inc. are parties to that certain Caltex Operating Agreement, dated January 24, 1967, as amended (the "Caltex Operating Agreement"), concerning the Caltex Petroleum Corporation, a Delaware corporation ("Caltex"); and

         WHEREAS, Chevron enjoys certain benefits by virtue of the Caltex Operating Agreement, including certain rights to supply Caltex and its subsidiaries with crude oil, liquified petroleum gases and other products usually and normally refined as petroleum products from crude oils; and

         WHEREAS, Newco is presently an indirect, wholly owned subsidiary of Chevron, and, from and after the Merger, Chevron, through CUSA, will be a significant stockholder of Newco and entitled to representation on Newco's Board of Directors pursuant to a Stockholders' Agreement, dated as of May 22, 1996, among CUSA, BG Holdings, Inc., a Delaware corporation, and NOVA Gas Services (U.S.) Inc., a Delaware corporation; and

         WHEREAS, Chevron and Newco believe that mutually beneficial commercial opportunities may exist for Newco to do business with Caltex, including the opportunity to obtain certain benefits potentially open to Chevron under the Caltex Operating Agreement,

                  NOW, THEREFORE, the parties do hereby agree as follows:

         1. EXCHANGE OF INFORMATION. One or more members of the Chevron Group may provide Newco from time to time with information about Caltex or the Chevron Group to facilitate discussions of Caltex-related commercial opportunities suitable for exploitation in whole or in part by Newco. Such information may include confidential or proprietary information ("Confidential Caltex Information"). Newco shall hold all Confidential Caltex Information in strict confidence and, unless

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otherwise agreed by Chevron, shall use such information only for the purposes contemplated under this Agreement. Newco shall not disclose Confidential Caltex Information to any third party without Chevron's consent, except as otherwise required by law. Any officer, director or employee of Newco who receives such information shall be bound by the same restrictions.

         2. DEVELOPMENT AND EXPLOITATION OF COMMERCIAL OPPORTUNITIES. Following an exchange of Confidential Caltex Information, Chevron and Newco shall consult concerning the mutual desirability and feasibility of Newco, alone or in conjunction with members of the Chevron Group, exploiting the Caltex-related commercial opportunities. Such consultations may involve the development of a joint proposal to Caltex or other plans through which Newco, directly or through the Chevron Group, could participate in such commercial opportunities. Following such consultations, Newco may conduct business with Caltex through or with one or more members of the Chevron Group, or separately, as the case may be, but in each case as mutually agreed between Chevron and Newco. Such agreements would be incorporated herein and made a part hereof.

         3. AMENDMENTS. This Scope of Business Agreement may be amended from time to time by mutual consent. Any such amendment shall be in writing and signed by both parties. Such an amendment may authorize Newco to conduct other activities in addition to those contemplated above.

         4. OTHER ACTIVITIES. Nothing in this Agreement shall preclude Newco from undertaking an activity otherwise permitted

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without a stockholder vote by its Certificate of Incorporation, as the same may from time to time be amended, except as such activity may result in a breach of Newco's obligations concerning use and disclosure of Caltex Confidential Information, or except as Newco and Chevron otherwise agree.

         5. TERMINATION. This Agreement shall terminate if, from and after the Merger, (a) members of the Chevron Group shall collectively own less than 11,586,983 shares of Newco Common Stock, as adjusted (i) to reflect any reclassification, subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock and (ii) to give effect to any recapitalization, merger or consolidation in which all outstanding shares of Newco Common Stock are exchanged for capital stock of a successor to Newco, and (b) no nominee of the Chevron Group is represented on the Board of Directors of Newco or any corporate successor to Newco. This Agreement shall also terminate if no member of the Chevron Group remains an owner of shares of Caltex or any successor thereto, or otherwise as mutually agreed by the parties hereto.

         6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties and their successors in interest. The

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rights and obligations of the parties hereunder shall not be assignable except as otherwise mutually agreed.
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date herein above written.

                                   CHEVRON CORPORATION



                                   By   LYDIA S. BEEBE




                                   MIDSTREAM COMBINATION CORP.



                                   By R. E. GALVIN
                                      R. E. Galvin, President

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